UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Swift Transportation Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2011

To our stockholders:

We cordially invite you to attend the 2011 annual meeting of Swift’s stockholders. The meeting will take place at the corporate offices of the Company which are located at 2200 S. 75th Ave., Phoenix, Arizona 85043, on Friday, June 3, 2011, at 9:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

(1)	Elect the five nominees named in the attached proxy statement as directors of Swift;

(2)	Submit an advisory vote on the compensation of Swift’s named executive officers;

(3)	Submit an advisory vote on the frequency of future votes on the compensation of Swift’s named executive officers;

(4)	Ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2011; and

(5)	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on April 12, 2011, may vote at the meeting or any postponements or adjournments of the meeting.

By Order of the Board of Directors,

James Fry
Executive Vice President, General Counsel and
Secretary

Date: April 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2011

The Company’s proxy statement for the 2011 annual meeting of stockholders and its Annual Report to stockholders for the fiscal year ended December 31, 2010 are available at www.swifttrans.com.

PROXY STATEMENT

SWIFT TRANSPORTATION COMPANY
2200 South 75th Avenue
Phoenix, Arizona 85043

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 3, 2011

The Board of Directors (the “Board”) of Swift Transportation Company (the “Company”, “Swift”, “we”, “our”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2011 Annual Meeting of Stockholders (“Annual Meeting”). The meeting will take place at the corporate offices of the Company which are located at 2200 S. 75th Ave., Phoenix, Arizona 85043, on Friday, June 3, 2011, at 9:00 a.m. local time. At the meeting, stockholders will vote on (i) the election of directors named in this proxy statement, (ii) the ratification of KPMG LLP as Swift’s independent registered public accounting firm for 2011, (iii) an advisory vote to approve the compensation of Swift’s named executive officers, and (iv) an advisory vote on the frequency of future advisory votes on the compensation of Swift’s named executive officers. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize James Fry, Swift’s Executive Vice President, General Counsel and Secretary, and Ginnie Henkels, Swift’s Executive Vice President and Chief Financial Officer (“CFO”), to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Swift’s Annual Report to Stockholders for the fiscal year ended December 31, 2010, which includes the Company’s fiscal 2010 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about April 28, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

When and Where is the Annual Meeting?

Date:	Friday, June 3, 2011
Time:	9:00 a.m., Local Time
Location:	Swift Transportation Company 2200 S. 75th Ave. Phoenix, AZ 85043

What Matters will be Voted upon at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•	Consider and vote upon a proposal to elect nominees William Post, Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown as directors to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders in 2012.

•	Vote, on an advisory basis, to approve the compensation of Swift’s named executive officers.

•	Vote, on an advisory basis, the frequency of future advisory votes on the compensation of Swift’s named executive officers.

•	Consider and vote upon a proposal to ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the 2011 calendar year.

•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

What Constitutes a Quorum?

The presence, either in person or by proxy, of the holders of at least a majority of our issued and outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What if a Quorum is not Present at the Annual Meeting?

If a quorum is not present at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Who is Entitled to Vote?

Only stockholders of record of Swift’s common stock at the close of business on Tuesday, April 12, 2011, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record, and

•	beneficially through a broker, bank or other nominee.

Each share of our Class A common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. Each share of our Class B common stock will be entitled to two votes on all matters submitted for a vote at the Annual Meeting.

As of the record date, there were 79,359,344 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting and 60,116,713 shares of our Class B common stock entitled to be voted at the Annual Meeting.

What is the Effect of not Casting your Vote?

If your shares are held in “street name” (the shares are held by a bank, brokerage firm or other nominee — the “record holder”), it is critical that you cast your vote if you want it to count in the election of directors. Recent regulatory changes have taken away the ability of your record holder to vote your uninstructed shares in non-routine matters on a discretionary basis. Proposals to elect directors, stockholder advisory votes concerning executive compensation and votes on the frequency of stockholder advisory votes on executive compensation are not considered routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory vote to approve the compensation of Swift’s named executive officers (Proposal 2) and the advisory vote on the frequency of a future advisory votes on the compensation of Swift’s named executive officers (Proposal 3), no votes will be cast on your behalf. Your record holder will, however, continue to have discretion to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 4).

What is the Difference between Holding Shares as a “Registered Owner” and a “Beneficial Owner”?

Most of Swift’s Class A stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•	Registered Owners — If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•	Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the nominee on how to vote, and (ii) the nominee lacks discretionary voting power to vote such issues.

Under the rules of the New York Stock Exchange (“NYSE”), a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What Stockholder Approval is Necessary for Approval of the Proposals?

Election of Directors (Proposal 1)

Each director shall be elected by a vote of the majority of votes cast with respect to that director. This means that a director must receive “for” votes from more than 50% of the number of shares voted with respect to that director. However, if the number of nominees is greater than the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and withhold votes will have no effect on the outcome of this proposal.

Advisory Vote to Approve the Compensation of Swift’s Named Executive Officers (Proposal 2)

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Swift’s Named Executive Officers (Proposal 3)

Generally, approval of any matter presented to stockholders requires a majority of votes cast. However, because this vote is advisory and nonbinding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Even though this vote is not binding on the Company or the Board, the Board will take into account the outcome of this vote in making a determination on the frequency with which future advisory votes on executive compensation will be included in Swift’s proxy statement.

Ratification of the Appointment of KPMG as Swift’s Independent Registered Public Accounting Firm (Proposal 4)

The ratification of the Audit Committee’s appointment of KPMG LLP as Swift’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock cast at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of Swift’s independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of Swift’s common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.

If you are the beneficial owner of shares of Swift’s common stock on the record date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, complete such legal proxy and present it to Swift at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I Vote my Shares without Attending the Annual Meeting?

If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Mountain Standard Time on Thursday, June 2, 2011 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you should instruct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

How will my Proxy be Voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. James Fry and Ginnie Henkels are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the nominees for director named in this proxy statement;

(2)	FOR the resolution approving the compensation of Swift’s named executive officers;

(3)	FOR holding future stockholder advisory votes on the compensation of Swift’s named executive officers every year;

(4)	FOR the ratification of the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the 2011 calendar year; and

(5)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

May I Revoke my Proxy and Change my Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner, you may revoke your proxy and change your vote by:

•	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy),

•	giving notice of your changed vote to us in writing mailed to the attention of James Fry, Corporate Secretary, at our executive offices,

•	attending the Annual Meeting and giving oral notice of your intention to vote in person, or

•	re-voting by telephone or Internet.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Will my Vote be kept Confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

Who will Pay the Costs of Soliciting Proxies?

Swift will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Swift will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

What other Business will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, James Fry and Ginnie Henkels will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

Where can I Find the Voting Results of the Annual Meeting?

Swift will publish final voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.

What Should I do if I Receive more than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Who can Help Answer my Questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary at 1-800-800-2200, extension 9073574 or jim_fry@swifttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.swifttrans.com.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documents

In furtherance of its goals of providing effective governance of Swift’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the Board has adopted Corporate Governance Guidelines, charters for each of its Board committees, and a Code of Business Conduct and Ethics for directors, officers and employees of the Company. Each of these documents is available in the corporate governance section of the Investor Relations page of our Web site at www.swifttrans.com.

Risk Management and Oversight

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks, and is responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Composition of Board and Board Leadership Structure

Our Board currently consists of five members, William Post, Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown, all of whom other than Mr. Moyes qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange

Act of 1934 (the “Exchange Act”). Our Board requires the separation of the offices of the Chairman of our Board and our Chief Executive Officer (“CEO”). Currently, our independent Chairman of the Board is William Post. Our Board will be free to choose the Chairman in any way that it deems best for us at any given point in time, provided that the Chairman not be our CEO or any other employee of Swift. If the Chairman of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. In addition, so long as our CEO is a permitted holder or a Moyes-affiliated person under our certificate of incorporation, the Chairman of our Board must be an independent director. Conversely, so long as our Chairman is a permitted holder or a Moyes-affiliated person under our certificate of incorporation, our CEO may not be a permitted holder or a Moyes-affiliated person thereunder. The duties of the Chairman, or the lead independent director if the Chairman is not independent, include:

•	presiding at all executive sessions of the independent directors;

•	presiding at all meetings of our Board and the stockholders (in the case of the lead independent director, where the Chairman is not present);

•	in the case of the lead independent director or the Chairman who is an independent director, coordinating the activities of the independent directors;

•	preparing Board meeting agendas in consultation with the CEO and lead independent director or Chairman, as the case may be, and coordinating Board meeting schedules;

•	authorizing the retention of outside advisors and consultants who report directly to the Board;

•	requesting the inclusion of certain materials for Board meetings;

•	consulting with respect to, and where practicable receiving in advance, information sent to the Board;

•	collaborating with the CEO and lead independent director or Chairman, as the case may be, in determining the need for special meetings;

•	in the case of the lead independent director, acting as liaison for stockholders between the independent directors and the Chairman, as appropriate;

•	communicating to the CEO, together with the chairman of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairman of the Board, or to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our Board may delegate from time to time.

In the absence or disability of the Chairman, the duties of the Chairman (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairman may be exercised by an independent director designated for this purpose by our Board. The Chairman of our Board (if he or she is an independent director) or the lead independent director, if any, may only be removed from such position with the affirmative vote of a majority of the independent directors, only for the reasons set forth in our bylaws, including a determination that the Chairman, or lead independent director, as the case may be, is not exercising his or her duties in the best interests of Swift and our stockholders.

Board Diversity

As indicated in the director biographies, the Board prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust yet mutually respectful deliberation that occurs at Board and committee meetings.

Board Meetings

The Board held ten meetings during the 2010 calendar year. All directors attended all of the Board meetings and committee meetings on which each served during 2010.

Director Attendance at Annual Meeting

Swift was not a public company at the time of the 2010 annual meeting and all shares were owned by Jerry Moyes and the various Moyes children’s trusts. We will report how many directors attended the 2011 annual meeting in our 2012 proxy statement.

Stock Ownership Guidelines

To encourage director ownership in the Company, upon reaching five years of service, all non-employee directors of the Board are required to own Swift Class A common stock in an amount equal to their annual compensation.

Board Committees

As a result of Mr. Moyes and the various Moyes children’s trusts controlling a majority of our voting common stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE. As such, we have the option to elect not to comply with certain of such listing standards. However, consistent with our goal to implement strong corporate governance standards, we do not, and do not intend to, elect to be treated as a “controlled company” under the rules of the NYSE.

Our Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.

Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.

Committee memberships are as follows:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee

Richard H. Dozer (Chairman)	David Vander Ploeg (Chairman)	William Post (Chairman)
William Post	William Post	Richard Dozer
David Vander Ploeg	Richard Dozer	David Vander Ploeg
	Glenn Brown	Glenn Brown

Audit Committee

The Audit Committee, which held ten meetings in 2010, performs the following functions:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	regularly reviews matters and monitors compliance with procedures with Swift’s internal audit department.

The Board has determined that all members of the Audit Committee, Richard Dozer, David Vander Ploeg and William Post are audit committee financial experts as such term is defined in item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”).

Compensation Committee

The Compensation Committee, which held four meetings in 2010, performs the following functions:

•	annually reviews corporate goals and objectives relevant to the compensation of our executive officers and evaluates performance in light of those goals and objectives;

•	approves base salary and other compensation of our executive officers;

•	adopts, oversees, and periodically reviews the operation of all of Swift’s equity-based employee (including management and director) compensation plans and incentive compensation plans, programs and arrangements, including stock option grants and other perquisites and fringe benefit arrangements;

•	periodically reviews the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws; and

•	approves corporate goals and objectives and determines whether such goals are met.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held four meetings in 2010, performs the following functions:

•	is responsible for identifying, screening, and recommending candidates to the Board for Board membership;

•	advises the Board with respect to the corporate governance principles applicable to us; and

•	oversees the evaluation of the Board and management.

Corporate Governance Policy

Our Board has adopted a corporate governance policy to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of us and our stockholders. A copy of this policy has been posted on our website, www.swifttrans.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	directors are responsible for attending Board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;

•	the Board’s principal responsibility is to oversee and direct our management in building long-term value for our stockholders and to assure the vitality of Swift for our customers, clients, employees, and the communities in which we operate;

•	at least two-thirds of the Board shall be independent directors, and other than our CEO and up to one additional non-independent director, all of the members of our Board will be independent directors;

•	our Nominating and Corporate Governance Committee is responsible for nominating members for election to our Board and will consider candidates submitted by stockholders;

•	our Board believes that it is important for each director to have a financial stake in Swift to help align the director’s interests with those of our stockholders;

•	although we do not impose a limit to the number of other public company boards on which a director serves, our Board expects that each member be fully committed to devoting adequate time to his or her duties to us;

•	the independent directors meet in executive session on a regular basis, but not less than quarterly;

•	each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee must consist solely of independent directors;

•	new directors participate in an orientation program and all directors are encouraged to attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our Board; and

•	our Board and its committees will sponsor annual self-evaluations to determine whether members of the Board are functioning effectively.

In addition, our governance policy includes a resignation policy requiring sitting directors to tender resignations if they fail to obtain a majority vote in uncontested elections.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee will consider director nominees proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications, and other relevant biographical information in writing to: Swift Transportation Company, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Swift’s Bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Additional Information — Stockholder Proposals for 2012 Annual Meeting.”

The Board is responsible for recommending director candidates for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate, including interviewing the candidate, engaging an outside firm to gather additional information and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board eligible for reelection, the Nominating and Corporate Governance Committee considers the current size, composition and needs of the Board and each of its committees.

Majority-Voting Standard for Director Elections

Swift’s Bylaws require that we use a majority-voting standard in uncontested director elections and contain a resignation requirement for directors who fail to receive the required majority vote. Under the majority-voting standard, a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. In accordance with the majority-voting standard and resignation requirement, each director must tender his or her irrevocable resignation from the Board if the director does not receive more votes cast “for” than “against” his or her election at the annual meeting, which will take effect if the Board accepts the resignation.

Business Code of Ethics

The Audit Committee and our Board have adopted a Business Code of Ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our Board and all executive officers, including our CEO, CFO, Controller, and such other persons designated by our Board or an appropriate committee thereof. The Board believes that these individuals must set an exemplary standard of conduct for us, particularly in the areas of accounting, internal accounting control, auditing, and finance. The Business Code of Ethics sets forth ethical standards the designated officers must adhere to. The code of ethics is posted on our website at www.swifttrans.com.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at least once per year in executive sessions. At least once a year, such meetings include only the independent members of the Board. The Chairman of the Nominating and Corporate Governance Committee presides over meetings of the non-employee and independent directors.

Communications with Directors by Stockholders

Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Swift Transportation Company Board of Directors, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Please specify to whom your letter should be directed. The Corporate Secretary of Swift will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board. Board members may at any time review a log of all correspondence received by Swift that is addressed to Board members and request copies of any such correspondence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Mr. Moyes was a member of our Compensation Committee while also serving as our CEO and President. Mr. Moyes no longer serves as a member of our Compensation Committee and none of the members of our Compensation Committee is an officer or employee of Swift. None of our executive officers other than Mr. Moyes currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. During fiscal 2010, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

We have in place a written policy regarding the review and approval of all transactions between Swift and any of our executive officers, directors, and their affiliates. The policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director.

Prior to entering into the related person transaction, the related person must provide written notice to our legal department and our Chief Financial Officer describing the facts and circumstances of the proposed transaction.

If our legal department determines that the proposed transaction is permissible, unless such transaction is required to be approved by our Board under our certificate of incorporation or any indenture or other agreement, the proposed transaction will be submitted for consideration to our nominating and corporate governance committee (exclusive of any member related to the person effecting the transaction) at its next meeting or, if not practicable or desirable, to the chair of such committee.

Such committee or chair will consider the relevant facts and circumstances, including but not limited to: the benefits to us; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; and arms’ length nature of the arrangement. The nominating and corporate governance committee or the chair will approve only those transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

In addition, our amended and restated certificate of incorporation provides that for so long as (1) Mr. Moyes, Vickie Moyes, and their respective estates, executors, and conservators, (2) any trust (including the trustee thereof) established for the benefit of Mr. Moyes, Vickie Moyes, or any children (including adopted children) thereof, (3) any such children upon transfer from Mr. Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Mr. Moyes or Vickie Moyes, and (4) any corporation, limited liability company, or partnership, the sole stockholders, members, or partners of which are referred to in (1), (2), or (3) above, or collectively, the permitted holders, hold in excess of 20% of the voting power of Swift, Swift shall not enter into any contract or transaction with any permitted holder or any Moyes-affiliated entities unless such contract or transaction shall have been approved by either (i) at least 75% of the independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director or (ii) the holders of a majority of the outstanding shares of Class A common stock held by persons other than permitted holders or any Moyes-affiliated entities. “Independent director” means a director who is not a permitted holder or a director, officer, or employee of any Moyes-affiliated entity and is “independent,” as that term is defined in the listing rules of the NYSE as such rules may be amended from time to time.

Transactions with Moyes-Affiliated Entities

We provide and receive freight services, facility leases, equipment leases, and other services, including repair and employee services to and from several companies controlled by and/or affiliated with Mr. Moyes. Competitive market rates based on local market conditions are used for facility leases.

The rates we charge for freight services to each of these companies for transportation services are market rates, which are comparable to what we charge third-party customers. The transportation services we provide to affiliated entities provide us with an additional source of operating revenue at our normal freight rates. Freight services received from affiliated entities are brokered out at rates lower than the rate charged to the customer, therefore allowing us to realize a profit. These brokered loads make it possible for us to provide freight services to customers even in areas that we do not serve, providing us with an additional source of income.

Other services that we provided to Moyes-affiliated entities included employee services provided by our personnel, including accounting-related services and negotiations for parts procurement, repair and other truck stop services, and other services. The daily rates we charge for employee-related services reflect market salaries for employees performing similar work functions. Other payments we make to and receive from Moyes-affiliated entities include fuel tank usage, employee expense reimbursement, executive air transport, and miscellaneous repair services. Unless noted below, these relationships and transactions continue in fiscal 2011.

Central Freight Lines, Inc.

Mr. Moyes and the Moyes-affiliated entities are the principal stockholders of Central Freight Lines, Inc., or Central Freight. For the year ended December 31, 2010, the services we provided to Central Freight included $7.4 million for freight services and $0.5 million for facility leases. For the same period, the services we received from Central Freight included $0.1 million for freight services and $0.4 million for facility leases. As of December 31, 2010, amounts owed to us by Central Freight totaled $0.3 million.

Central Refrigerated Holdings, LLC

Mr. Moyes and the Moyes-affiliated entities are the members of Central Refrigerated Holdings, LLC, or Central Holdings. For the year ended December 31, 2010, the services we provided to Central Refrigerated Service, Inc., or Central Refrigerated, an indirect subsidiary of Central Holdings, included $0.1 million for freight services. For the same period, the services we received from Central Refrigerated included $1.9 million for freight services.

In addition to the above referenced transactions in November 2010, Central Refrigerated acquired a membership interest in Red Rock Risk Retention Group (Swift’s subsidiary captive insurance entity) for a $100,000 capital investment in order to participate in a common interest motor carrier risk retention group, which required the participation by a second carrier, through which Central Refrigerated will also insure up to $2 million in auto liability claims. Under this auto liability insurance policy, Central Refrigerated will be responsible for the first $1 million in claims and 25% of any claims between $1 million and $2 million, with Red Rock insuring 75% of any claims in this $1 million to $2 million layer. Central Refrigerated will obtain insurance from other third-party carriers for claims in excess of $2 million. Red Rock will provide this coverage to Central Refrigerated for an annual premium of approximately $500,000. After reasonable investigation and market analysis, the terms of Central Refrigerated’s participation in Red Rock and the pricing of the auto liability coverage provided thereunder is comparable to the market price of similar insurance coverage offered by third-party carriers in the industry. The inclusion of the similar risk of this third party supports the standing of our risk retention group with the insurance regulators.

Transpay

Our subsidiary, Interstate Equipment Leasing (“IEL”), contracts its employees from a third party, Transpay, Inc., or Transpay, which is partially owned by Mr. Moyes. Transpay is responsible for all payroll-related liabilities and employee benefits administration for IEL. For the year ended December 31, 2010, we paid Transpay $0.8 million, for the employee services and administration fees. As of December 31, 2010 the Company had no outstanding balance owing to Transpay for these services.

Swift Motor Sports

An entity affiliated with the Moyes-affiliated entities was an obligor on a $1.7 million obligation with IEL at December 31, 2009, which obligation was cancelled by the Company prior to the consummation of its IPO in December 2010. The obligation was guaranteed by Jerry Moyes. The obligation accrued interest at 7.0% per annum with monthly installments equal to $38 thousand through October 10, 2013 when the remaining balance was due.

Other Affiliated Entities

For the year ended December 31, 2010, the services provided by us to other affiliated entities of Mr. Moyes, including SME Industries, Inc. and Swift Air LLC, included $0.3 million for freight services.

Scudder Law Firm

We have obtained legal services from Scudder Law Firm, P.C., L.L.O., or Scudder Law Firm. Earl Scudder, a director of Swift until July 21, 2010, is a member of Scudder Law Firm. The rates charged to the Company for legal services reflect market rates charged by unrelated law firms for comparable services. For the year ended December 31, 2010, Swift incurred fees for legal services from Scudder Law Firm, a portion of which were provided by Mr. Scudder, in the amount of $1.4 million. As of December 31, 2010, the Company had $0.5 million outstanding balance owing to Scudder Law Firm for these services.

Stockholder Loans Receivable

On May 10, 2007, the Company entered into a Stockholder Loan Agreement with its stockholders. Under the agreement, the Company loaned the stockholders $560 million to be used to satisfy their indebtedness owed to Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The proceeds of the Morgan Stanley loan had been used to repay all indebtedness of the stockholders secured by the common stock of Swift Transportation Co. owned by the Moyes affiliates prior to the contribution by them of that common stock to Swift Corporation on May 9, 2007 in conjunction with our going private transaction.

In connection with an amendment of the Company’s previous credit facility on October 2009, Mr. Moyes agreed to cancel $125.8 million of the Company’s senior notes he held in return for a $325.0 million reduction of the stockholder loan. The floating rate notes held by Mr. Moyes, totaling $36.4 million in principal amount, were cancelled at closing on October 13, 2009 and, correspondingly, the stockholder loan was reduced by $94.0 million. The fixed rate notes held by Mr. Moyes, totaling $89.4 million in principal amount, were cancelled in January 2010 and the stockholder loan was reduced further by an additional $231.0 million. The amount of the stockholder loan cancelled in exchange for the contribution of notes was negotiated by Mr. Moyes with the steering committee of lenders, comprised of a number of the largest lenders (by holding size) and the Administrative Agent of the Credit Agreement.

The $244.6 million remaining balance of the stockholder loan, $6.2 million of which was attributable to interest on the principal amount, was cancelled by the Company prior to the consummation of its IPO in December 2010. Due to the classification of the stockholder loan as contra-equity, the reductions in the stockholder loan did not reduce the Company’s stockholders’ equity.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board nominates William Post, Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown as directors to hold office for a term of one year, expiring at the close of the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. The Board believes that these incumbent directors standing for re-election are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole. Biographical information on each of these nominees is set forth below in “Directors and Executive Officers of the Company - Nominees for Director.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR
EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

Number of Directors and Term of Directors and Executive Officers

The Company’s Bylaws provide that the number of directors shall not be less than one or more than fifteen, with the exact number to be fixed by the Board. Directors serve a term of one year from their election date to the annual meeting of stockholders. At least two-thirds of directors shall consist of persons who are not employees of the Company or of any subsidiary of the Company, provided that there shall not be at any time more than two directors who are employees of the Company.

Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.

The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

Nominees for Director

If elected at the Annual Meeting, all terms expire in 2012.

William Post

Mr. Post, 60, was appointed Chairman of our Board on December 16, 2010 in connection with our initial public offering. He is a member of the Audit Committee, Compensation Committee and is Chair of the Nominating and Governance Committee. In 2009, Mr. Post retired as Chairman and CEO of Pinnacle West Capital Corporation (“Pinnacle West”), in April 2009 and retired from its board of directors in 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at Arizona Public Service beginning in 1982, including Vice President and Controller, Vice President of Finance and Regulation, then in 1997 Chief Operating Officer, and President and CEO in 1999. Mr. Post joined the board of Arizona Public Service in 1994 and the board of Pinnacle West in 1997. He became Chairman of the Board of Pinnacle West in 2001 and retired from the boards of both APS and Pinnacle West in 2010. Mr. Post received a bachelor of science degree from Arizona State University in 1973. He currently serves on the boards of First Solar, Inc., Translational Genomics Research Institute, and the Thunderbird School of International Management. Mr. Post’s qualifications to serve as Chairman of our Board includes his substantial experience serving as Chairman on numerous boards of directors, including his current roles as Chairman of both Blue Cross Blue Shield of Arizona and the Board of Trustees of Arizona State University, and as a past Chairman on the boards of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, and El Dorado Investment Company. Mr. Post also served as a director of Phelps Dodge Corporation from 2001 to 2007.

In addition to his corporate work, Mr. Post has also been very active in the community serving as Chairman of the Boards of the Business Coalition, Greater Phoenix Leadership, Greater Phoenix Economic Council, Greater Phoenix Chamber of Commerce, and the United Way campaign. Mr. Post also received a bachelor of science degree from Arizona State University in 1973.

Mr. Post has received numerous awards and honors including the National Americanism Award from the Anti-Defamation League, the Arizona Heritage Award and an Honorary Doctorate of Letters from Northern Arizona University.

Jerry Moyes

Mr. Moyes, 66, is CEO and a member of our Board. He served as CEO, President and Chairman of our Board from May 2007 when Mr. Moyes took the Company private, until Mr. Post was appointed as Chairman of the Board on December 16, 2010 in connection with our initial public offering. In 1966, Mr. Moyes formed Common Market Distribution Corp., which was later merged with Swift Transportation which he also founded. In 1986, Mr. Moyes became Chairman of the Board, President, and CEO of Swift Transportation, positions he held until 2005. In October 2005, Mr. Moyes stepped down from his executive positions at Swift Transportation, although he continued to serve as a Board member. Mr. Moyes has a history of leadership and involvement with the transportation and logistics industry, such as serving as past Chairman and President of the Arizona Trucking Associations, board member and Vice President of the American Trucking Associations, and a board member of the Truckload Carriers Association. Also, Mr. Moyes is a highly regarded, frequently sought after speaker at logistics and transportation forums. Mr. Moyes’ experience, comprehensive knowledge of the transportation and logistics services industry and inside perspective of our day-to-day operations provides essential insight and guidance to our Board. Mr. Moyes holds complete or significant ownership interest in, and serves as Chairman of the board of directors of, numerous other entities, including Central Refrigerated Services, Inc., Central Freight Lines, Inc., SME Industries, Southwest Premier Properties, and various commercial and residential real estate properties. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation Services, Inc., a former publicly traded trucking company providing nationwide, predominantly temperature controlled, transportation services for major shippers. Mr. Moyes graduated from Weber State University in 1966 with a bachelor of science degree in business administration. The Weber State College of Education is named after Mr. Moyes.

Mr. Moyes was a member of the board of directors of the Phoenix Coyotes of the National Hockey League, or the NHL, from 2002 until 2009 and was the majority owner of the Phoenix Coyotes from September 2006 until November 2, 2009, when the assets of the team were purchased by the NHL out of a bankruptcy filed on May 5, 2009. The bankruptcy proceedings are continuing and a plan of reorganization has been filed but has not been approved. On March 5, 2010, the NHL filed a complaint against Mr. Moyes in New York state court alleging breach of contract and aiding and abetting breach of fiduciary duty claims arising out of the bankruptcy filing and an attempt to sell the Coyotes without NHL consent. The NHL is claiming damages of at least approximately $60 million. The lawsuit has since been removed to federal court in New York and transferred to the bankruptcy court for the federal court in Arizona. Mr. Moyes has filed a motion to dismiss the NHL’s claims and is vigorously defending this action. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation Services Inc., a publicly traded trucking company providing nationwide, predominantly temperature-controlled, transportation services for major shippers. Simon Transportation Services Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code on February 25, 2002, and was subsequently purchased from bankruptcy by Central Refrigerated Services, Inc. In September 2005, the SEC filed a complaint in federal court in Arizona alleging that Mr. Moyes purchased an aggregate of 187,000 shares of Swift stock in May 2004 while he was aware of material non-public information. Mr. Moyes timely filed the required reports of such trades with the SEC, and voluntarily escrowed funds equal to his putative profits into a trust established by the company. After conducting an independent investigation of such purchases and certain other repurchases made by Swift Transportation that year at Mr. Moyes’ direction under its repurchase program, Swift instituted a stricter insider trading policy and a pre-clearance process for all trades made by insiders. Mr. Moyes stepped down as President in November 2004 and as CEO in October 2005. Mr. Moyes agreed, without admitting or denying any claims, to settle the SEC investigation and to the entry of a decree permanently enjoining him from violating securities laws, and paid approximately $1.5 million in disgorgement, prejudgment interest, and penalties.

Richard Dozer

Mr. Dozer, 54, has served as a director of Swift since April 2008. He is Chair of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Dozer is currently Chairman of GenSpring Family Office — Phoenix. Prior to this role, Mr. Dozer served as principal of CDK Partners from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006, and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen and served as its Director of Recruiting for the Phoenix, Arizona office. Mr. Dozer holds a bachelor of science degree in business administration — accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer currently serves on the boards of directors of Blue Cross Blue Shield of Arizona and Viad Corporation, a publicly traded company that provides exhibition, event, and retail marketing services, as well as travel and recreation services in North America, the United Kingdom, and the United Arab Emirates. Mr. Dozer is presently or has previously served on many boards, including Teach for America — Phoenix, Phoenix Valley of the Sun Convention and Visitor’s Bureau, Greater Phoenix Leadership, Greater Phoenix Economic Council, ASU-Board of the Dean’s Council of 100, Arizona State University MBA Advisory Council, Valley of the Sun YMCA, Nortust of Arizona, and others. Mr. Dozer’s qualifications to serve on our Board include his experience serving as a director of Viad Corporation, a publicly traded company and his service as the chair of the audit committee of Blue Cross Blue Shield of Arizona, as a member of the audit committee of Viad Corporation. Mr. Dozer also has financial experience from his audit manager position and other positions with Arthur Andersen from 1979 to 1987, during which time he held a certified public accountant license. In addition, Mr. Dozer has long-standing relationships within the business, political, and charitable communities in the State of Arizona.

David Vander Ploeg

Mr. Vander Ploeg, 52, has served as a director of Swift since September 2009. He is the Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Vander Ploeg has served as the Executive Vice President and CFO of School Specialty, Inc. since April 2008. Prior to this role, Mr. Vander Ploeg served as Chief Operating Officer of Dutchland Plastics Corp., from 2007 until April 2008. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc., a provider of transportation and logistics services, and was Executive Vice President — CFO from 2004 until his departure in 2007. Prior to joining Schneider National, Inc., Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg holds a bachelor of science degree in accounting and a master’s degree in business administration from the University of Wisconsin-Oshkosh. He is a past board member at Dutchland Plastics and a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Vander Ploeg’s qualifications to serve on our Board include his 24-year career at Schneider National, Inc., where he advanced through several positions of increasing responsibility and gained extensive experience in the transportation and logistics services industry. His involvement with a public company board at School Specialty also provides us with valuable insight on public company governance practices.

Glenn Brown

Mr. Brown, 67, was appointed to our Board on December 16, 2010 in connection with our initial public offering. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. In 2005,Mr. Brown retired as CEO of Contract Freighters Inc., a U.S.-Mexico truckload carrier that was sold to Con-way Inc. in 2007, where Mr. Brown worked since 1976. During his tenure at Contract Freighters, Mr. Brown also served as President and Chairman. Prior to working with Contract Freighters, Mr. Brown was employed by Tri-State Motor Transit from 1966 through 1976. Mr. Brown serves on the boards of directors of Freeman Health System and the Joplin (Missouri) Humane Society. Mr. Brown’s qualifications to serve on our Board include his extensive experience gained in various roles within the transportation and logistics services industry, including his service as a past Vice-Chairman of the American Trucking Associations, Inc., and as a board member of the Truckload Carriers Association and the Missouri Trucking Association.

DIRECTOR COMPENSATION

Swift pays only nonemployee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below.

In calendar year 2010, compensation for nonemployee directors was as follows:

•	an annual retainer of $20,000, paid in Company stock, cash or any combination thereof,

•	an annual retainer of $10,000, paid in cash, to the Audit Committee Chairman,

•	an annual retainer of $5,000, paid in cash, to the Compensation Committee Chairman,

•	an annual retainer of $5,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman,

•	$1,500 for each Board meeting attended,

•	$1,500 for each committee meeting attended,

•	$500.00 each for each meeting attended telephonically, and

•	reimbursement of expenses to attend Board and committee meetings.

During the fourth quarter of 2010, the Compensation Committee reviewed a summary of various compensation packages awarded to directors of various public companies and determined that the Board’s compensation would be changed to the following for 2011:

•	an annual retainer of $75,000 paid in cash to the Chairman of the Board,

•	an annual retainer of $50,000 paid in cash to non-employee Board members,

•	an annual retainer of $10,000, paid in cash, to the Audit Committee Chairman,

•	an annual retainer of $5,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman,

•	an annual retainer of $5,000 paid in cash to the Compensation Committee Chairman,

•	$5,000 for each Board meeting attended in person,

•	an annual grant of $35,000 in Class A common stock of the Company, subject to four year holding requirement from the date of grant,

•	$1,000 for each Board meeting attended telephonically,

•	$3,000 for each Audit Committee meeting attended,

•	$1,250 for each Compensation Committee meeting attended,

•	$1,250 for each Nominating and Corporate Governance Committee meeting attended, and

•	reimbursement of expenses to attend Board and committee meetings.

The following table provides information for the fiscal year ended December 31, 2010, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for some portion or all of 2010:

	Fees Earned
Name	or Paid in Cash ($)	Total ($)

Jerry Moyes(1)	—	—
William Post	—	—
Glen Brown	—	—
Richard H. Dozer(2)	91,500	91,500
David Vander Ploeg(2)	77,500	77,500
Earl Scudder(3)	12,000	12,000
Jeff A. Shumway(4)	15,000	15,000

(1)	Jerry Moyes served as our Chairman and CEO up to December 16, 2010 and previously served as our Chairman, CEO and President until July 2010. Employees of Swift who serve as directors receive no additional compensation, although we may reimburse them for travel and other expenses. See “Executive Compensation — 2010 Summary Compensation Table” below for disclosure of Mr. Moyes’ compensation as CEO and President for 2010.

(2)	$91,500 earned in 2010, but paid in 2011 for Mr. Dozer and $77,500 earned in 2010 and paid in 2011 to Mr. Vander Ploeg.

(3)	Earl Scudder resigned from our Board and all committees effective July 21, 2010.

(4)	Jeff A. Shumway resigned from our Board and all committees effective July 21, 2010.

As of December 31, 2010, each of our non-employee directors, except for Messrs. Post and Brown, held options to acquire 4,000 shares of our common stock. In connection with a four-for-five reverse stock split effective on November 29, 2010, the number of shares of our common stock underlying options held by our non-employee directors and the corresponding exercise prices of such options have been proportionately adjusted.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages, and positions of our executive officers as of December 31, 2010:

Name	Age	Position

Jerry Moyes	66	Chief Executive Officer and Director
Richard Stocking	41	President
Virginia Henkels	42	Executive Vice President, Chief Financial Officer, and Treasurer
James Fry	49	Executive Vice President, General Counsel, and Corporate Secretary
Mark Young	53	Executive Vice President — Swift Transportation Co. of Arizona, LLC, President Swift Intermodal
Kenneth C. Runnels	46	Executive Vice President, Eastern Region — Swift Transportation Co. of Arizona, LLC
Rodney Sartor	55	Executive Vice President, Western Region — Swift Transportation Co. of Arizona, LLC
Chad Killebrew	36	Executive Vice President, Business Transformation — Swift Transportation Co. of Arizona, LLC

Jerry Moyes is CEO and a member of our Board. Biographical information about Mr. Moyes business experience and other matters is included under the heading “— Nominees for Director.”

Richard Stocking has served as our President since July 2010 and as President and Chief Operating Officer of our trucking subsidiary, Swift Transportation Co. of Arizona, LLC, since January 2009. Mr. Stocking served as Executive Vice President, Sales of Swift from June 2007 until July 2010. Mr. Stocking previously served as Regional Vice President of Operations of Swift’s Central Region from October 2002 to March 2005, and as Executive Vice President of the Central Region from March 2005 to June 2007. Prior to these roles, Mr. Stocking held various operations and sales management positions with Swift over the preceding 13 years.

Virginia Henkels has served as our Executive Vice President, Treasurer, and CFO since May 2008 and as our Corporate Secretary through May 2010. Ms. Henkels joined Swift in 2004 and, prior to her current position, was most recently the Assistant Treasurer and Investor Relations Officer. Prior to joining Swift, Ms. Henkels served in various finance and accounting leadership roles for Honeywell during a 12-year tenure. During her last six years at Honeywell, Ms. Henkels served as Director of Financial Planning and Reporting for its global industrial controls business segment, Finance Manager of its building controls segment in the United Kingdom, and Manager of External Corporate Reporting. Ms. Henkels completed her bachelor of science degree in finance and real estate at the University of Arizona, obtained her master’s degree in business administration from Arizona State University, and passed the May 1995 certified public accountant examination.

James Fry has served as our Executive Vice President, General Counsel, and Corporate Secretary since May 2010. Mr. Fry joined Swift in January 2008 and prior to his current position he served as corporate counsel for us through August 2008 when he became General Counsel and Vice President. For the five-year period prior to joining us, Mr. Fry served as General Counsel for the publicly-traded company, Global Aircraft Solutions, Inc. and its wholly-owned subsidiaries, Hamilton Aerospace and Worldjet Corporation. In addition to the foregoing general counsel positions, Mr. Fry also served for eight years as in-house corporate counsel for both public and private aviation companies and worked in private practice in Pennsylvania for seven years prior to his in-house positions. Mr. Fry also served as a hearing officer for the county court in Pennsylvania. Mr. Fry received a bachelor’s degree with honors from the Pennsylvania State University and obtained his Juris Doctor from the Temple University School of Law. Mr. Fry is admitted to practice law in the State of Pennsylvania and is admitted as in-house counsel in the State of Arizona.

Mark Young has served as Executive Vice President of Swift and President of our subsidiary, Swift Intermodal, LLC, since November 2005. Mr. Young joined us in 2004 and, prior to his current position, he served as Vice President of Swift Intermodal, LLC. Prior to joining us, Mr. Young worked in transportation logistics with Hub Group for five years as Vice President of National Sales, President of Hub Group in Texas, and President of Hub Group in Atlanta. Mr. Young was also employed by CSX Intermodal as Director of Sales for the southeast, southwest, and Mexico regions for eight years prior to his employment with Hub Group. Before joining CSX Intermodal, Mr. Young worked for ABF Freight System, Inc. where he held a variety of sales, operating, and management positions. Mr. Young received a bachelor of science in business administration from the University of Arkansas and is a graduate of the executive program, Darden School of Business, University of Virginia. Mr. Young is a member of the Intermodal Association of North America, National Freight Transportation Association, National Defense Transportation Association, and the Traffic Club of New York.

Kenneth C. Runnels has served as our Executive Vice President, Eastern Region Operations of Swift Transportation Co. of Arizona, LLC since November 2007. Mr. Runnels previously served as Vice President of Fleet Operations, Regional Vice President, and various operations management positions from 1983 to June 2006. From June 2006 until his return to Swift, Mr. Runnels was Vice President of Operations with U.S. Xpress Enterprises, Inc.

Rodney Sartor has served as Executive Vice President, Western Region Operations of Swift Transportation Co. of Arizona, LLC since returning to Swift in May 2007. Mr. Sartor initially joined us in May 1979. He served as our Executive Vice President from May 1990 until November 2005, as Regional Vice President from August 1988 until May 1990, and as Director of Operations from May 1982 until August 1988. From November 2005 until May 2007, Mr. Sartor served as Vice President of Truckload Linehaul Operations for Central Freight Lines, Inc.

Chad Killebrew has served as our Executive Vice President of Business Transformation since March 2008. Mr. Killebrew most recently served as President of IEL from 2005 to 2008, and as Vice President of our owner-operator division since 2007. He has held various positions in finance, operations, and recruiting with Swift and Central Refrigerated Services, Inc. from 1997 to 2005. Mr. Killebrew received a bachelor of science degree in finance from the University of Utah and a master’s degree in business administration from Westminster College. Mr. Killebrew is the nephew of Jerry Moyes.

Experience, Qualifications, Attributes and Skills

In addition to the business, financial and industry experience set forth in the biographical information of each director nominee, each director nominee possesses the following experience, qualifications, attributes and skills, which are required of all candidates nominated for election or reelection to the Board:

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	Expertise that is useful to Swift and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about Swift’s business;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to Swift and its stockholders

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2010.

This report is submitted by the Compensation Committee.
David Vander Ploeg — Chairman
William Post
Richard Dozer
Glenn Bown

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933 as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The purpose of this compensation discussion and analysis, or CD&A, is to provide information about the compensation earned by our named executive officers (as such term is defined in the “Summary Compensation Table” section below) and to explain our compensation process and philosophy and the policies and factors that underlie our decisions with respect to the named executive officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward strong business results and performance, and align the interest of executives with our stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term objectives.

Processes and Procedures for Considering and Determining Executive Compensation

Our Compensation Committee is responsible for reviewing and approving the compensation of the CEO and the other named executive officers. Compensation for our named executive officers is established based upon the scope of their responsibilities, experience, and individual and company performance, taking into account the compensation level from their recent prior employment, if applicable. Since July 21, 2010, the Compensation Committee consists entirely of “non-employee directors” as defined in Rule 16b-3(b)(3) under the Exchange Act, “outside directors” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code, and “independent directors” as defined under the rules of the NYSE.

The Compensation Committee’s responsibilities include, but are not limited to:

•	administering all of Swift’s stock-based and other incentive compensation plans;

•	annually reviewing corporate goals and objectives relevant to the compensation of our named executive officers and evaluating performance in light of those goals and objectives;

•	approving base salary and other compensation of our named executive officers;

•	overseeing and periodically reviewing the operation of all of Swift’s stock-based employee (including management and director) compensation plans;

•	reviewing and adopting all employee (including management and director) compensation plans, programs, and arrangements, including stock option grants and other perquisites, and fringe benefit arrangements;

•	periodically reviewing the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws; and

•	approving corporate goals and objectives and determining whether such goals have been met.

Role of compensation consultants.  The Compensation Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors and consultants as deemed appropriate to assist in the continual development and evaluation of compensation policies and determination of compensation awards. We did not utilize outside consultants in evaluating our compensation policies and awards during 2010, 2009, or 2008.

Role of management in determining executive compensation.  Our CFO and our President provide information to the Compensation Committee on our financial performance for consideration in determining the named executive officers’ compensation. Our CFO and our President also assist the Compensation Committee in recommending salary levels and the type and structure of other awards.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are to attract, retain, and motivate talented executives, reward strong business results and performance, and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•	Business performance accountability. Compensation should be tied to our performance in key areas so that executives are held accountable through their compensation for our performance.

•	Individual performance accountability. Compensation should be tied to an individual’s performance so that individual contributions to our performance are rewarded.

•	Alignment with stockholder interests. Compensation should be tied to our performance through stock incentives so that executives’ interests are aligned with those of our stockholders.

•	Retention. Compensation should be designed to promote the retention of key employees.

•	Competitiveness. Compensation should be designed to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of our Compensation Program

In general, our compensation program consists of three major elements: base salary, performance-based annual cash incentives, and long-term incentives designed to promote long-term performance and key employee retention. Our named executive officers are not employed pursuant to employment agreements.

Base salary.  The Compensation Committee, with the assistance of our CEO with respect to the other named executive officers, annually reviews the base salary of each named executive officer. If appropriate, adjustments are made to base salaries as a result. Annual salaries are based on our performance for the fiscal year and subjective evaluation of each executive’s contribution to that performance.

The following base annual salaries were effective in 2010 for the named executive officers (including car allowance benefit): Mr. Moyes — $508,400; Mr. Stocking — $408,400; Ms. Henkels — $283,400; Mr. Runnels — $226,400; and Mr. Sartor — $226,384.

Annual cash incentives.  Annual incentives in our compensation program are cash-based. The Compensation Committee believes that annual cash incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Our compensation structure provides for annual performance incentives that are linked to our earnings objectives for the year and intended to compensate our named executive officers (other than Mr. Moyes) for our overall financial performance. Mr. Moyes was not eligible for the annual performance incentives prior to the completion of our initial public offering in December 2010. The annual incentive process involves the following basic steps:

•	establishing our overall performance goals;

•	setting target incentives for each individual; and

•	measuring our actual financial performance against the predetermined goals to determine incentive payouts.

The steps for the 2010 annual bonus are described below:

(1) Establishing our performance goals.  For the 2010 annual bonus, the Compensation Committee set company-wide performance goals for the 2010 fiscal year, which were approved by the Board on May 20, 2010. Such goals were set in order to incentivize management to improve profitability and thereby increase long-term stockholder value. The bonus payout percentages were determined based on our meeting specified Adjusted EBITDA levels. Adjusted EBITDA for this purpose means net income or loss plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash impairments, (v) non-cash equity compensation expense, (vi) other unusual non-cash items, and (vii) excludable transaction costs. The 2010 bonus payout percentages upon attainment of certain levels of Adjusted EBITDA were as follows:

Level of Attainment:	Threshold	Target	Stretch	Maximum
	(Dollars in thousands)

Adjusted EBITDA	$440,000	$450,000	$475,000	$500,000
Bonus Payout %	50%	100%	150%	200%

(2) Setting a target incentive.  The 2010 target incentive amounts for each named executive officer (other than the CEO), expressed as a percentage of the executive’s base salary, were based on the executive’s job grade. The actual payments were based on achievement of the specified levels of Adjusted EBITDA set forth above and individual performance. The actual payments these named executive officers received corresponds to the percentage of their individual target incentive multiplied by the percentage of the corresponding bonus payout, which may have been adjusted based on overall team performance, terminal or department performance, and individual performance. The target incentive for each of the named executive officers (other than the CEO) for 2010 were as follows: 70% for Mr. Stocking and 50% for Ms. Henkels and Messrs. Sartor and Runnels.

(3) Measuring performance.  The Compensation Committee reviewed Swift’s actual performance against the established goals and determined that the performance targets to qualify for a 2010 bonus were met and, accordingly, bonuses were paid in 2010.

Long-term incentives.  Long-term incentives in our compensation program are principally stock-based. Our stock-based incentives in 2010 consisted of stock options granted under our 2007 Omnibus Incentive Plan (“2007 Plan”) and are designed to promote long-term performance and the retention of key employees. The Compensation Committee grants stock options to individual employees and executives in the form of stock option grants, in amounts determined based on pay grade. The objective of the program is to align compensation over a multi-year period with the interests of our stockholders by motivating and rewarding the creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program described above.

The options granted to individuals having a salary grade of 31 or above (including all of our named executive officers), or Tier I options, will vest (i) upon the occurrence of a sale or a change in control of Swift or, if earlier, (ii) over a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant, subject to continued employment. The options granted to individuals having a salary grade of 30 and below, or Tier II options, will vest upon a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant, subject to continued employment. To the extent vested, both Tier I options and Tier II options become exercisable simultaneously with the closing of the earlier of a sale, or a change in control of Swift (subject to any applicable blackout period).

Under our 2007 Plan, our Board approved in October 2007 option awards to a group of employees based on salary grade. In August 2008 and December 2009, additional option awards were approved by our Board and granted to groups of employees based on salary grade that were hired or promoted subsequent to the 2007 grant, including a December 2009 grant of options for 40,000 shares of our common stock to Mr. Stocking in connection with his promotion to Chief Operating Officer. Effective February 25, 2010, the Board approved and granted options for 1.4 million shares of our common stock to certain employees at an exercise price of $8.80 per share, which equaled the fair value of the common stock on the date of grant. Fair market value was determined by a third-party valuation analysis performed within 90 days of the date of grant and considered a number of factors, including our discounted, projected cash flows, comparative multiples of similar companies, the lack of liquidity of our common stock, and certain risks we faced at the time of the valuation. The options granted on February 25, 2010 included options for the following number of shares of our common stock for our named executive officers: Mr. Moyes — 0; Mr. Stocking — 32,000; Ms. Henkels — 24,000; Mr. Sartor — 12,000; and Mr. Runnels — 24,000. On November 29, 2010, our Board approved the conversion of all of Ms. Henkel’s Tier II options into Tier I options. In connection with the four-for-five reverse stock split effective November 29, 2010, the number of shares of our common stock underlying the options held by our named executive officers and the corresponding exercise prices of such options were proportionately adjusted. Upon the closing of our initial public offering in December 2010, all outstanding options held by our named executive officers converted into options to purchase shares of Class A common stock of Swift Transportation Company and the exercise price for any options with an exercise price greater than the initial offering price of $11.00 per share were decreased to the $11.00 per share IPO price. Future options may be approved and granted by the Compensation Committee and the Board.

Compensation Arrangements for 2011

We intend to continue to grant equity awards under our 2007 Plan and our Compensation Committee will determine the specific criteria for future equity grants under our 2007 Plan. Our 2011 annual cash incentive bonus program is described below:

(1) Establishing our performance goals.  For the 2011 annual bonus, the Compensation Committee set company-wide performance goals for the 2011 fiscal year, which were approved by the Board in February 2011. Such goals were set in order to incentivize management to improve profitability and thereby increase long-term stockholder value. The bonus payout percentages were determined based on our meeting specified Adjusted EPS levels. Adjusted EPS for this purpose means (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other unusual non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. The 2011 bonus payout percentages upon attainment of certain levels of Adjusted EPS would be as follows:

Level of Attainment:	Threshold	Target	Stretch	Maximum
	(Dollars in thousands)

Adjusted EPS	$0.83	$0.94	$1.03	$1.12
Bonus Payout %	50%	100%	150%	200%

(2) Setting a target incentive.  The 2011 target incentive amounts for each named executive officer, expressed as a percentage of the executive’s base salary, are based on the executive’s job grade. The actual payments will be based on achievement of the specified levels of Adjusted EPS set forth above and individual performance. The actual payments these named executive officers receive corresponds to the percentage of their individual target incentive multiplied by the percentage of the corresponding bonus payout, which may be adjusted based on overall team performance, terminal or department performance, and individual performance. The target incentive for each of the named executive officers for 2011 are as follows: 70% for Mr. Stocking and 50% for Ms. Henkels and Messrs. Sartor and Runnels.

Individual Agreements with our Named Executive Officers

We have not entered and do not anticipate entering into employment, change in control or severance agreements with any of our named executive officers.

Material Perquisites to our Named Executive Officers

We do not offer any material perquisites.

Alignment of each Element of Compensation and our Decisions regarding that Element with Overall Compensation Objectives and affect Decisions regarding other Elements

Before establishing or recommending executive compensation payments or awards, the Compensation Committee considers all the components of such compensation, including current pay (salary and bonus), annual and long-term incentive awards, and prior grants. The Compensation Committee considers each element in relation to the others when setting total compensation, with a goal of setting overall compensation at levels that the Compensation Committee believes are appropriate.

Impact of Taxation and Accounting Considerations on the Decisions regarding Executive Compensation

The Compensation Committee also takes into account tax and accounting consequences of the total compensation program and the individual components of compensation, and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package. We do not believe that the compensation paid to our named executive officers is or will be subject to limits of deductibility under the Internal Revenue Code.

2010 SUMMARY COMPENSATION TABLE

The following table provides information about compensation awarded and earned during 2010, 2009, and 2008 by our CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO), or collectively, the named executive officers.

				Option	Non-Equity
			Bonus	Awards	Incentive Plan	All Other	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	Compensation ($)(3)	Compensation ($)(4)	($)

Jerry Moyes,	2010	501,292	—	—	—	12,274	513,566
Chief Executive Officer	2009	490,385	—	—	—	10,256	500,641
	2008	500,000	87,500	—	—	10,256	597,756
Virginia Henkels	2010	276,292	—	100,560	283,400	9,156	669,408
Executive Vice President and	2009	269,711	—	—	—	10,256	279,967
Chief Financial Officer	2008	235,385	34,375	776,250	—	14,751	1,060,761
Richard Stocking,	2010	401,292	—	134,080	571,600	9,001	1,115,973
President and Chief Operating	2009	386,707	—	169,500	—	11,447	567,654
Officer	2008	231,985	27,248	—	—	13,252	272,485
Rodney Sartor,	2010	219,276	—	50,280	226,384	10,146	506,086
Executive Vice President	2009	213,792	—	—	—	10,256	224,048
	2008	217,984	27,248	—	—	10,676	255,908
Kenneth Runnels,	2010	219,292	—	100,560	226,400	9,306	555,558
Executive Vice President	2009	213,808	—	—	—	10,909	224,717
	2008	218,000	27,250	931,500	—	55,311	1,232,061

(1)	Amounts in this column represent discretionary cash bonuses paid in 2008 to the respective named executive officers as described in Note 3 below.

(2)	This column represents the grant date fair value of stock options under Topic 718 granted to each of the named executive officers in 2010, 2009, and 2008. For additional information on the valuation assumptions with respect to the 2010, 2009, and 2008 grants, refer to Note 19 of Swift Corporation’s audited consolidated financial statements. See “— Grants of Plan-Based Awards in 2010” below for information on options granted in 2010.

(3)	This column represents the cash incentive compensation amounts approved by the Compensation Committee and CEO paid to the named executive officers. The amounts for a given year represent the amount of incentive compensation earned with respect to such year. The bonuses were calculated based on our actual financial performance for 2010, 2009 and 2008, as compared with established targets. The performance targets to qualify for a 2010 bonus were met and, accordingly, awards were paid in 2010. The performance targets to qualify for a 2009 bonus were not met and, accordingly, no awards were paid in 2009. For the 2008 cash bonuses, the CEO determined in December 2008 that, even though we would not achieve the 2008 performance targets in order to qualify for payout under the 2008 bonus plan, Swift would make a discretionary payout in amounts generally equal to 25% of what each employee’s target bonus was under the 2008 bonus plan. These cash bonuses were paid to the named executive officers at the end of 2008 and are reflected in the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column.

(4)	This column represents all other compensation paid to the named executive officers for employer 401(k) matches, executive disability insurance, car allowance, and other benefits, none of which individually exceeded $10,000.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table provides information about equity and non-equity plan-based awards granted to the named executive officers in 2010.

						All Other	Exercise
						Option	or Base
			Estimated Future Payouts Under			Awards:	Price of	Grant Date
		Board	Non-Equity Incentive Plan Awards(1)			Number of Securities	Option	Fair Value of
	Grant	Approval		Target		Underlying Options	Awards	Option
Name	Date	Date	Threshold ($)	($)	Maximum ($)	(#)(2)	($/SH)(3)	Awards

Jerry Moyes(4)	—	—	—	—	—	—	—	—
Virginia Henkels	02/28/2010	11/24/2009	—	—	—	24,000	8.80	$100,560
	—	—	70,850	141,700	283,400	—	—	—
Richard Stocking	02/28/2010	11/24/2009	—	—	—	32,000	8.80	$134,080
	—	—	142,940	285,880	571,760	—	—	—
Rodney Sartor	02/28/2010	11/24/2009	—	—	—	12,000	8.80	$50,280
	—	—	56,596	113,192	226,384	—	—	—
Kenneth Runnels	02/28/2010	11/24/2009	—	—	—	24,000	8.80	$100,560
	—	—	56,600	113,200	226,400	—	—	—

(1)	These columns represent the potential value of 2010 annual cash incentive payouts for each named executive officer, for which target amounts were approved by the Compensation Committee in May 2010. As discussed in Note 3 to the “Summary Compensation Table,” the 2010 performance targets to qualify for a payout under the 2010 plan were met and, accordingly, awards were paid under this plan. Although eligible under the 2007 Plan, Mr. Moyes elected not to participate in the annual cash incentive program for 2010.

(2)	This column shows the number of stock options granted in 2010 to the named executive officers. The options granted to Ms. Henkels, Mr. Stocking. Mr. Sartor and Mr. Runnels are Tier I options and will vest (i) upon the occurrence of the earlier of a sale or a change in control of Swift or, if earlier (ii) a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant. To the extent vested, these options become exercisable simultaneously with the closing of the earlier of (i) a sale, or (ii) change in control of Swift.

(3)	This column shows the exercise price for the stock options granted, as determined by our Board, which equaled the fair value of the common stock on the date of grant.

(4)	No plan-based awards were made to Mr. Moyes in 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table provides information on the current holdings of stock options of the named executive officers. This table includes unexercised and unvested options as of December 31, 2010. Each equity grant is shown separately for each named executive officer.

	Option Awards
	Number of
	Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable		Price (3)($)	Date

Jerry Moyes	—	—		—	—
Virginia Henkels	6,666 (1)	13,334	(1)	11.00	10/16/2017
	—	100,000	(2)	11.00	08/27/2018
	—	24,000	(2)	8.80	02/28/2020
Richard Stocking	40,000 (2)	80,000	(2)	11.00	10/16/2017
	—	40,000	(2)	8.61	12/31/2019
	—	32,000	(2)	8.80	02/28/2020
Rodney Sartor	40,000 (2)	80,000	(2)	11.00	10/16/2017
	—	12,000	(2)	8.80	02/28/2020
Kenneth Runnels	—	120,000	(2)	11.00	08/27/2018
	—	24,000	(2)	8.80	02/28/2020

(1)	The stock options are Tier II options and will vest upon a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant,. The grant date for Ms. Henkel’s award of 20,000 stock options was October 16, 2007. To the extent vested, the options become exercisable simultaneously with the closing of the earlier of (i) a sale, or (ii) a change in control of Swift. On November 29, 2010, the Compensation Committee approved the conversion of Ms. Henkels’ outstanding Tier II options to Tier I options, which vest as discussed under note (2).

(2)	The stock options are Tier I options and will vest upon the occurrence of the earliest of (i) a sale or a change in control of Swift or (ii) a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant. The grant date for Ms. Henkels’ award of 100,000 stock options was August 27, 2008. The grant dates for Mr. Stocking’s awards of 120,000 stock options and 40,000 stock options were October 16, 2007 and December 31, 2009, respectively. The grant date for Mr. Sartor’s award of 120,000 stock options was October 16, 2007. The grant date for Mr. Runnels’ award of 120,000 stock options was August 27, 2008. To the extent vested, the options become exercisable simultaneously with the closing of the earlier of (i) an initial public offering, (ii) a sale, or (iii) a change in control of Swift.

(3)	We repriced our outstanding stock options that had strike prices above the initial public offering price per share to $11.00, the initial public offering price per share.

Option Exercises and Stock Vested in 2010, 2009, and 2008

No named executive officer exercised stock options in 2010, 2009, or 2008.

Potential Payments Upon Termination or Change-in-Control

We do not currently have employment, change-in-control, or severance agreements with any of our named executive officers.

As described under the heading “Elements of our Compensation Program — long term incentives”, pursuant to the named executive officers’ individual option award agreements, options held by the named executive officers, all vest upon a change-in-control of Swift. Assuming a change-of-control occurred on December 31, 2010, the intrinsic value of unvested options for our named executive officers would be as follows: Ms. Henkels — $260,173; Mr. Stocking — $395,520; Mr. Sartor — $165,320; and Mr. Runnels — $270,240. The above amounts are based on a closing price of $12.51 per share of our common stock on the NYSE on December 31, 2010.

Retirement and Deferred Compensation

We do not provide any retirement benefits or deferred compensation arrangements to our named executive officers other than our 401(k) plan, which is available to all employees meeting the plan’s basic eligibility requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Class A common stock and Class B common stock as of April 12, 2011 for:

•	all of our executive officers and directors as a group;

•	each of our named executive officers;

•	each of our directors; and

•	each beneficial owner of more than 5% of any class of our outstanding shares.

The percentage of beneficial ownership of our common stock is based on 60,116,713 shares of Class B common stock issued and outstanding and 79,359,344 shares of Class A Common Stock issued and outstanding for a total of 139,476,057 shares of common stock issued and outstanding as of April 12, 2011.

	Shares Beneficially
	Owned After the Offering
	Class of Common		Percent of Total	Percent of Total
Name and Address of Beneficial Owner(1)(2)	Stock	Number	Common Stock(3)	Voting Power(4)

Named Executive Officers and Directors:
Jerry Moyes(5)(6)	B	19,704,618	14.8%	20.4%
Virginia Henkels	A	16,000	*	*
Richard Stocking	A	40,000	—	—
Rodney Sartor	A	40,000	—	—
Kenneth Runnels	A	—	—	—
William Post	A	2,336	*	—
Richard H. Dozer	A	2,336	*	—
David Vander Ploeg	A	2,336	*	—
Glenn Brown	A	2,336	*	—
All executive officers and directors as a group (12 persons)	—	19,809,962	14.8%	20.4%
Other 5% Stockholders:
Various Moyes Children’s Trusts(6)(7)	B	16,120,528	12.1%	16.7%
Cactus Holding Company, LLC(8)	B	13,001,567	9.7%	13.4%
Cactus Holding Company II, LLC(9)	B	11,290,000	8.5%	11.7%
Wellington Management Company, LLP(10)	A	10,262,000	12.93%
280 Congress Street
Boston, MA 02210
Third Point LLC(11)	A	4,251,500	5.36%
390 Park Avenue
New York, New York 10022
Invesco Ltd.(12)	A	4,896,030	6.7%
1555 Peachtree Street NE
Atlanta, GA 30309
TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc.(13)	A	3,805,537	5.19%
730 Third Avenue
New York, NY 10017-3206

	Shares Beneficially
	Owned After the Offering
	Class of Common		Percent of Total	Percent of Total
Name and Address of Beneficial Owner(1)(2)	Stock	Number	Common Stock(3)	Voting Power(4)

Valinor Management, LLC and David Gallo(14)	A	5,380,312	7.3%
90 Park Avenue, 40th Floor New York, New York 10016
SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Scott A. Bommer(15)	A	4,835,842	6.6%
767 Fifth Avenue, 21st Floor New York, New York 10153
FMR LLC(16)	A	13,445,311	17.674%
82 Devonshire Street, Boston,
Massachusetts 02109

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Except as otherwise indicated, addresses are c/o Swift, 2200 South 75th Avenue, Phoenix, Arizona 85043.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 12, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(3)	Percent of total common stock represents the percentage of total shares of outstanding Class A common stock and Class B common stock.

(4)	Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock is generally entitled to one vote per share of Class A common stock and each holder of Class B common stock is generally entitled to two votes per share of Class B common stock on all matters submitted to our stockholders for a vote.

(5)	Consists of shares owned by Mr. Moyes, Mr. Moyes and Vickie Moyes, jointly, and the Jerry and Vickie Moyes Family Trust dated December 11, 1987, including 72,215 shares over which Mr. Moyes has sole voting and dispositive power and 19,632,403 shares over which Mr. Moyes has shared voting and dispositive power. Excludes 16,120,528 shares owned by the various Moyes children’s trusts, 13,001,567 shares owned by Cactus Holding Company, LLC which is solely managed by the Jerry and Vickie Moyes Family Trust, and 11,290,000 shares owned by Cactus Holding Company II, LLC which is solely managed by the Jerry and Vickie Moyes Family Trust.

(6)	Consists of (x) 2,710,274 shares owned by the Todd Moyes Trust, 2,710,274 shares owned by the Hollie Moyes Trust, 2,710,274 shares owned by the Chris Moyes Trust, 2,629,636 shares owned by the Lyndee Moyes Nester Trust, and 2,649,796 shares owned by the Marti Lyn Moyes Trust, for each of which Michael J. Moyes is the trustee and for which he has sole voting and dispositive power and (y) 2,710,274 shares owned by the Michael J. Moyes Trust. Lyndee Moyes Nester is the trustee of the Michael J. Moyes Trust and has sole voting and dispositive power with respect to shares held by the trust.

(7)	This amount includes of Class B common stock pledged to the Trust, as defined and discussed below in this footnote (7). Concurrently with our IPO in December 2010, Mr. Moyes and the various Moyes children’s trusts completed a private placement by a newly formed, unaffiliated trust, or the Trust, of $250.0 million of its mandatory common exchange securities (or $262.3 million of its mandatory common exchange securities following the exercise by the initial purchasers of their option to purchase additional securities in January 2011), herein referred to as the “Stockholder Offering.” Subject to certain exceptions, the Trust’s securities will be exchangeable into shares of our Class A common stock or alternatively settled in cash equal to the value of those shares of Class A common stock three years following December 15, 2010, the closing date of the Stockholder Offering. In connection with the Stockholder Offering, Mr. Moyes and the various Moyes children’s trusts pledged to the Trust 23.8 million shares of Class B common stock deliverable upon exchange of the Trust’s securities (or a number of shares of Class B common stock representing $262.3 million in value of shares of Class A common stock) three years following December 15, 2010, the closing of the Stockholder Offering, subject to Mr. Moyes’ and the Moyes Affiliates’ option to settle their obligations to the Trust in cash. Although Mr. Moyes and the and the various Moyes children’s trusts may settle their obligations to the Trust in cash three years following the closing date of the Stockholder Offering, any or all of the pledged shares could be converted into Class A common stock and delivered on such date in exchange for the Trust’s securities.

(8)	Cactus Holding Company, LLC is solely managed by Jerry & Vickie Moyes Family Trust. Mr. Moyes has shared voting and dispositive power as to the 13,001,567 shares owned by Cactus Holding Company, LLC.

(9)	Cactus Holding Company II, LLC is solely managed by Jerry & Vickie Moyes Family Trust. Mr. Moyes has shared voting and dispositive power as to the 11,290,000 shares owned by Cactus Holding Company II, LLC.

(10)	Wellington Management Company, LLP Schedule 13G/A filing, dated April 11, 2011, reports beneficial ownership collectively of 10,262,000 shares, with sole voting power as to 5,982,032 shares and sole dispositive power as to 10,262,000.

(11)	Third Point LLC Schedule 13G filing, dated February 11, 2011, reports beneficial ownership of 4,251,500 shares, with sole voting and dispositive power.

(12)	Invesco Ltd. Schedule 13G filing, dated February 11, 2011, reports beneficial ownership of 4,896,030 shares, with sole voting and dispositive power.

(13)	TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. Schedule 13G filing, dated February 11, 2011, reports beneficial ownership collectively of 3,805,537 shares, with sole voting power and sole dispositive power as to 2,150,043 shares in TIAA-CREF Investment Management, LLC and sole voting power and sole dispositive power as to 1,655,494 shares in Teachers Advisors, Inc.

(14)	Valinor Management, LLC and David Gallo Schedule 13G filing, dated January 25, 2011, reports beneficial ownership collectively of 5,380,312 shares, with sole voting and dispositive power.

(15)	SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Scott A. Bommer Schedule 13G filing, dated January 24, 2011, reports beneficial ownership collectively of 4,835,842 shares, with sole voting power and sole dispositive power as to 2,841,849 shares in SAB Capital Partners, L.P., sole voting power and sole dispositive power as to 108,286 shares in SAB Capital Partners II, L.P. and sole voting power and sole dispositive power as to 1,885,707 in SAB Overseas Master Fund, L.P.

(16)	FMR LLC Schedule 13G filing, dated January 10, 2011, reports beneficial ownership collectively of 13,445,311 shares, with sole voting power as to 7,624,114 shares and sole dispositive power as to 13,445,311.

PROPOSAL NO. 2:

ADVISORY VOTE ON THE COMPENSATION OF SWIFT’S NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

As discussed in our Compensation Discussion and Analysis, the principal objectives of our executive compensation programs are to attract, retain, and motivate talented executives, reward strong business results and performance, and align the executive’s interests with stockholder interests. The objectives are based on the certain core principles, which we explain in greater in the CD&A section of this proxy statement.

We believe that the Company’s executive compensation programs have been effective in incenting the achievement of our positive results. We are asking our stockholders to indicate their support for our named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our fiscal year 2010 executive compensation policies and procedures for named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Swift Transportation Company approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.

Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
FOR
PROPOSAL TWO

PROPOSAL NO. 3:

FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF
SWIFT’S NAMED EXECUTIVE OFFICERS

In addition to the nonbinding advisory vote on the compensation of Swift’s named executive officers, the Dodd-Frank Act also enables our stockholders to express their preference for having future “say on pay” votes every one, two or three years. This nonbinding “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting. It is the Company’s belief, and the Board’s recommendation, that this vote should occur every year.

The Company’s executive compensation practices need to remain flexible and reflect the state of the Company and the industry. The Board believes that providing the Company’s stockholders with an advisory vote on executive compensation every year is consistent with the Compensation Committee’s approach to regularly evaluate executive compensation policies and procedures.

For the above reasons, the Board recommends that the stockholders vote to hold future advisory votes on executive compensation every year. Each stockholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, each stockholder has four choices, vote on executive pay every year, every two years, every three years, or abstain from voting. As an advisory vote, the vote on Proposal Three is not binding upon the Board or the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF
“EVERY YEAR”
ON PROPOSAL THREE

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Swift’s annual financial statements for the fiscal year ended December 31, 2010. The Audit Committee has appointed KPMG LLP to be Swift’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee preapproves all audit services and non-audit services to be provided to Swift by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit Committee meeting.

The Audit Committee may preapprove for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the Audit Committee. The Audit Committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.

Each audit or non-audit service that is approved by the Audit Committee will be reflected in a written engagement letter or writing specifying the services to be performed and the cost of such services, which will be signed by either a member of the Audit Committee or by an officer of Swift authorized by the Audit Committee to sign on behalf of Swift.

The Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

Vote Required For Ratification

The Audit Committee is responsible for selecting Swift’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint KPMG LLP as Swift’s independent registered public accounting firm for fiscal year 2011. The Board believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Swift’s independent registered public accounting firm requires the affirmative vote of a majority of the shares cast an the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 CALENDAR YEAR

AUDIT COMMITTEE REPORT

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, is composed of Richard Dozer, Chairman, William Post and David Vander Ploeg. Messrs Dozer and Vander Ploeg each served as a member of the Audit Committee during calendar year 2010 and Mr. Post was appointed to the Audit committee on December 16, 2010 in connection with Swift’s initial public offering. Swift’s Board has determined that all members of the Audit Committee satisfy the independence and other requirements for audit committee membership pursuant to the NYSE corporate governance listing standards and has also made the determination that Messrs. Vander Ploeg, Post and Dozer each has the attributes of an audit committee financial expert as defined by SEC requirements. Information about Messrs. Vander Ploeg, Post and Dozer’s past business and educational experience is included in his biography in this proxy statement under the caption “Directors and Executive Officers of the Company — Nominees for Director”.

The Audit Committee assists the Board in its oversight of Swift’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is available on Swift’s Web site at www.swifttrans.com.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control over financial reporting. Swift’s independent registered public accounting firm is responsible for performing an audit of Swift’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of and expressing an opinion on the effectiveness of Swift’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2010, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of Swift’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting.

The Audit Committee also discussed with the CEO, CFO and Principal Accounting Officer of Swift their respective certifications with respect to Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended December 31, 2010, the firm’s judgments as to the acceptability and quality of Swift’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee discussed with Swift’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Swift’s internal controls and the overall quality of Swift’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from KPMG LLP dated March 29, 2011, with respect to the consolidated financial statements of Swift as of and for the fiscal year ended December 31, 2010, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

This report is submitted by the Audit Committee.
Richard Dozer — Chairman
William Post
David Vander Ploeg

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

AUDIT AND NON AUDIT FEES

Audit Fees

The aggregate fees billed to Swift by KPMG LLP for 2010 and 2009 for professional services rendered for the audit of Swift’s annual financial statements for fiscal years 2010 and 2009 and the reviews of the financial statements included in Swift’s quarterly reports were $1,308,920 and $1,452,430, respectively.

Audit-Related Fees

The aggregate fees billed to Swift by KPMG LLP in 2010 and 2009 for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and are not reported in the preceding paragraph were $0 and $0, respectively.

Tax Fees

The aggregate fees billed to Swift by KPMG LLP in 2010 and 2009 for professional services rendered for tax compliance, tax advice, and tax planning were $288,743 and $65,194, respectively.

All Other Fees

The aggregate fees billed to Swift by KPMG LLP in 2010 and 2009 for products and services provided, other than the services reported in the preceding three paragraphs, were $936,010 and $83,838, respectively, which consisted of litigation support, initial public offering, and credit agreement and indenture amendments related costs.

Pre-Approval Policy for Audit and Non Audit Fees

All audit and non audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the preapproval decisions to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2010 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

OTHER MATTERS

We are not aware of any other matters to be conducted at the meeting. The Company’s Bylaws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and all attachments hereto, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Swift Transportation Company, 2200 South 75th Avenue, Phoenix, Arizona 85043.

Stockholder Proposals for 2012 Annual Meeting

Stockholder proposals intended to be presented at the 2012 annual meeting of stockholders must be received by the Company no later than December 30, 2011 to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. If any stockholder intends to present a proposal at the 2012 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 4, 2010 and no later than March 5, 2012. Any notice received prior to February 4, 2010 or after March 5, 2012 is untimely. Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to Swift Transportation Company, Attention: Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding future actions and benefits relating to our executive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: ¦ COMPANY # TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR each of the Directors listed below: 1. Election of 01 William Post 04 David Vander Ploeg ¦ Vote FOR all nominees ¦ Vote WITHHELD directors: 02 Jerry Moyes 05 Glenn Brown (except as marked) from all nominees 03 Richard Dozer (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) Please fold here — Do not separate The Board of Directors recommends a vote FOR Proposal 2: 2. Advisory vote on the compensation of Swift’s named executive officers. ¦ For ¦ Against ¦ Abstain The Board of Directors recommends a vote FOR 1 year: 3. To recommend, by non-binding vote, the frequency of future advisory votes on the compensation of Swift’s named executive officers. ¦ 1 Year ¦ 2 Years ¦ 3 Years ¦ Abstain The Board of Directors recommends a vote FOR Proposal 4: 4. Advisory vote to ratify the appointment of KPMG, LLP as Swift’s independent public accountants for calendar year 2011. ¦ For ¦ Against ¦ Abstain To conduct any other business that may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date ___________________________ Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis- trators, etc., should include title and authority. Corporationsshould provide full name of corporation and title of authorizedofficer signing the Proxy.

SWIFT TRANSPORTATION COMPANY ANNUAL MEETING OF STOCKHOLDERS Friday, June 3, 2011 9:00 a.m. MST 2200 S. 75th Ave. Phoenix, AZ 85043 Swift Transportation Company 2200 S. 75th Ave. Phoenix, AZ 85043 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2011. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 4 and 1 year for Proposal 3. By signing the proxy, you revoke all prior proxies and appoint James Fry and Ginnie Henkels, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. • • • INTERNET PHONE MAIL www.eproxy.com/swft 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CT) on vote your proxy until 12:00 p.m. postage-paid envelope provided. June 2, 2011. (CT) on June 2, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.